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EXHIBIT (10)(vi)
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               Amended and Restated Effective as of June 30, 2001

                 SUPPLEMENTAL RETIREMENT AND ACCOUNT VALUE PLAN
                   FOR SALARIED EMPLOYEES OF THE STANLEY WORKS

         BACKGROUND. A. The Stanley Works (together with its wholly-owned U.S. subsidiaries, "Stanley") maintains certain retirement plans for its salaried employees that are designed to meet the requirements of Section 401(a) of the Internal Revenue Code (the "Code").

         B. The benefits and contributions that may be provided under such retirement plans are limited on account of Sections 401 and 415 of the Code and certain other provisions of the Code.

         C. Stanley maintains the Supplemental Retirement and Savings Plan for Salaried Employees of The Stanley Works (the "Supplemental Plan") to provide certain employees with benefits that may not be provided under these retirement plans.

         D. Stanley now desires to restate the Supplemental Plan as the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works (which shall continue to be known as the "Supplemental Plan").

                         TERMS OF THE SUPPLEMENTAL PLAN
                         ------------------------------

         1. EFFECTIVE DATE. This amendment and restatement shall be effective as of June 30, 2001.


         2.  DEFINITIONS. The following terms have the meanings set forth below.

         "ACCOUNT VALUE PLAN" means the Stanley Account Value Plan.

         "APPLICABLE LIMITATION" means each of:

         (a) the limitation under Sections 401(a)(30) and 402(g)(1) of the Code on the amount of pre-tax elective contributions that may be made by an employee under the Account Value Plan;

         (b) the limitation in Section 401(a)(17) of the Code on the amount of compensation of an employee that may be taken into account under the Retirement Plan or Account Value Plan;

         (c) the limitation under the Account Value Plan on the amount of an employee's pre-tax elective contributions or Stanley matching contributions imposed under the nondiscrimination rules of Section 401 of the Code;

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         (d) the exclusion of earnings deferred at the election of an employee pursuant to the Deferred Compensation Plan for Participants in Stanley's Management Incentive Plans from the "Compensation" utilized under the Retirement Plan or for "Cornerstone Account" allocations under the Account Value Plan; and

         (e) the limitations in Section 415 of the Code on the maximum contributions that may be made under the Account Value Plan and the maximum benefits that may be provided under the Retirement Plan.

         "COMMITTEE" means the Finance and Pension Committee of the Board of Directors of The Stanley Works.

         "401(K) DOLLAR LIMITS" means the dollar limitation described in paragraph (a) of the definition of Applicable Limitation.

         "HIGHLY COMPENSATED EMPLOYEE" means:

         (a) except as provided in (b), a salaried employee of Stanley who during the applicable Plan Year is a highly compensated employee, as defined in
Section 414(q) of the Code (i.e., W-2 income, including elective contributions to health and dental plans, to flexible spending plans, and to the Account Value Plan, exceeding the indexed amount for the preceding Plan Year [e.g., earnings during 2000 exceeding $85,000 results in Highly Compensated Employee status for the 2001 Plan Year]).

         (b) An individual who is not a highly compensated employee, as defined in Section 414(q) of the Code, for the Plan Year in which he or she first becomes a salaried employee of Stanley or for the subsequent Plan Year but whose basic annual rate of compensation from Stanley during the applicable Plan Year is at least $100,000 shall be a Highly Compensated Employee for the applicable Plan Year.

         "PLAN YEAR" means the plan year of a Qualified Plan.

         "QUALIFIED PLAN" means each of the Account Value Plan and the Retirement Plan.

         "RETIREMENT PLAN" means The Stanley Works Retirement Plan.

         "SUPPLEMENTAL COMPANY CONTRIBUTION ACCOUNT" means the bookkeeping record that reflects amounts credited under Section 4.2.

         "SUPPLEMENTAL EMPLOYEE CONTRIBUTION ACCOUNT" means the bookkeeping record that reflects amounts credited under Section 4.1.

         "UNRESTRICTED QUALIFIED PLAN BENEFIT" means the benefit amount that would be payable to an individual under the Retirement Plan but for an Applicable Limitation.

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         3. PARTICIPATION IN THE SUPPLEMENTAL PLAN. 3.1. PARTICIPATION. Each
Highly Compensated Employee shall become a participant in the Supplemental Plan on the date as of which an amount is first credited on his or her behalf under
Section 4.

         3.2. REMAINING A PARTICIPANT. Subject to Section 7, a Highly Compensated Employee shall remain a participant until all amounts to which he or she is entitled have been distributed.

         4. CREDITING OF BENEFITS; ELECTIONS TO DEFER. 4.1. SUPPLEMENTAL EMPLOYEE CONTRIBUTIONS. (a) Employee Contributions Exceeding 401(k) Dollar Limits. If a Highly Compensated Employee's pre-tax elective contributions under the Account Value Plan for a Plan Year are limited by the 401(k) Dollar Limits, the Highly Compensated Employee may elect to defer a portion of compensation. The amount deferred for a Plan Year under this Section 4.1(a), when added to the pre-tax elective contributions for the Plan Year under the Account Value Plan, shall not exceed 15% of compensation.

         (b) EMPLOYEE CONTRIBUTIONS EXCEEDING OTHER LIMITS. If a Highly Compensated Employee may not make pre-tax elective contributions under the Account Value Plan for a Plan Year as a result of an Applicable Limitation (other than as described in Section 4.1(a)), the Highly Compensated Employee may elect to defer a portion of compensation, up to the amount of such pre-tax elective contributions that could not be made.

         (c) CREDITING OF EMPLOYEE CONTRIBUTIONS. Any amount deferred under this
Section 4.1 shall be credited to a Supplemental Employee Contribution Account.

         4.2. SUPPLEMENTAL COMPANY CONTRIBUTIONS. (A) MATCHING CONTRIBUTIONS FOR EMPLOYEE CONTRIBUTIONS EXCEEDING DOLLAR LIMITS. If an amount is credited to a Supplemental Employee Contribution Account under Section 4.1, there shall also be an amount credited to a Supplemental Company Contribution Account. This amount shall equal the contribution that would have been made by Stanley under the Account Value Plan with respect to the amount credited under Section 4.1 if such amount had been contributed to the Account Value Plan.

         (b) STANLEY CONTRIBUTIONS AFFECTED BY OTHER LIMITS. If a Stanley contribution could not be made under the Account Value Plan as a result of an Applicable Limitation (other than as described in Section 4.2(a)), an amount equal to such Stanley contribution that could not be made shall be credited to a Supplemental Company Contribution Account.

         4.3. SUPPLEMENTAL RETIREMENT PLAN BENEFITS. If a Highly Compensated Employee's Unrestricted Qualified Plan Benefit exceeds the benefit payable under the Retirement Plan, the excess amount, to the extent vested under Section 5.1, shall be provided under this Supplemental Plan.

         4.4. CREDITING OF EARNINGS. A participant's Supplemental Employee Contribution Account and Supplemental Company Contribution Account shall be credited with the rate of return such accounts would have earned if they had been invested under the Account Value Plan. In addition, these accounts shall be credited with any additional amount that would have been



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payable under the Retirement Plan to reflect IPA benefits. For purposes of crediting the rate of return, an amount shall be considered to be credited under
Section 4.1 or 4.2 on the date on which it would have been allocated under the Account Value Plan but for an Applicable Limitation.

         4.5. PROCEDURES FOR ELECTING EMPLOYEE CONTRIBUTIONS. An election to defer compensation under Section 4.1 shall be made, and may be revoked, under rules established by the Committee. Any election to defer compensation shall be effective only as to compensation earned after the date of the election.

         5. VESTING SCHEDULE. A participant's vested interest in a benefit provided under this Plan shall be determined in accordance with the vesting provisions of the particular Qualified Plan with respect to which the benefit is determined.

         6. DISTRIBUTIONS. 6.1. TIME FOR PAYING BENEFITS. Amounts credited to a participant's Supplemental Employee Contribution Account or Supplemental Company Contribution Account shall be distributed upon retirement, death, permanent and total disability or earlier separation from service with Stanley unless either the rules of Section 7.3 apply or the participant elects to have payments made on a later date specified in an election made under Section 6.3. Amounts payable under Section 4.3 (relating to Supplemental Retirement Plan Benefits) shall be distributed upon the earliest of retirement, death, permanent and total disability or other separation from service with Stanley.

         6.2. FORM OF PAYMENT. Benefits attributable to an individual's Supplemental Employee Contribution Account and Supplemental Company Contribution Account shall be distributed in a lump sum. To the extent that the amount credited to such accounts is deemed to be invested in shares of Stanley stock pursuant to Section 4.4 at the time of distribution, the lump sum shall consist of shares of Stanley stock. Any remaining portion of such lump sum shall be paid in cash. The benefit determined under Section 4.3 (relating to Supplemental Retirement Plan Benefits) shall be paid in a life annuity, unless the participant elects, under Section 6.3, a lump sum payment or another form of annuity available under the Retirement Plan (irrespective of any spousal consent requirements) that provides for payments to be made to a joint or contingent annuitant after the participant's death.

         6.3. ELECTIONS BY PARTICIPANTS. An election to receive a lump sum payment or a form of annuity available under the Retirement Plan that provides for payments to be made to a joint or contingent annuitant after the participant's death, of the benefit payable under Section 4.3 (relating to Supplemental Retirement Plan Benefits) or an election to defer distributions of the Supplemental Employee Contribution and Supplemental Company Contribution Accounts may be made by a participant in writing prior to the beginning of the one year period that ends on the date on which the participant dies, becomes permanently and totally disabled, or otherwise separates from service. An election may be made after the beginning of such one year period only with the approval of the Committee.

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         6.4. ADJUSTMENTS TO DISTRIBUTIONS. Upon determining that a participant is indebted to Stanley, the Committee shall be entitled to offset such indebtedness, including any interest accruing thereon, against any payment that would otherwise be made on behalf of the participant.

         6.5. DEATH BENEFICIARY. Upon a participant's death, any benefit payment shall be made to the beneficiary determined under the Qualified Plan to which the benefit relates. However, if a particular Qualified Plan has been liquidated, the beneficiary shall be determined under the Account Value Plan. Moreover, notwithstanding the preceding sentence, the participant may designate in writing a different beneficiary to receive such benefit. The benefit shall be paid in the manner provided in Section 6.2.

         6.6. WITHHOLDING. To the extent required by law, Stanley shall withhold taxes from any payment due under the Plan.

         7. INELIGIBILITY FOR COVERAGE. 7.1. BECOMING INELIGIBLE. Amounts shall not be credited under Section 4.1 or 4.2 upon either (a) a participant ceasing to be a Highly Compensated Employee or (b) the Committee, in its sole discretion, determining that a Highly Compensated Employee may no longer actively participate in the Plan.

         7.2. RESUMING PARTICIPATION. An individual described in Section 7.1(a) shall resume active participation in the Supplemental Plan upon again becoming a Highly Compensated Employee. An individual described in Section 7.1(b) may again become an active participant at the discretion of the Committee. Once an individual resumes participation in the Supplemental Plan, amounts shall again be credited under Section 4.1 upon the filing of an election pursuant to Section 4.5, and amounts may also be credited under Section 4.2.

         7.3. DISTRIBUTIONS TO INELIGIBLE INDIVIDUALS. An amount credited under
Section 4 on behalf of an individual for a Plan Year in which such individual was not a Highly Compensated Employee shall be distributed in a lump sum payment, in the manner described in Section 6.2, upon the earliest of the following: (a) death, (b) permanent and total disability, (c) other separation from service with Stanley, or (d) the first day of the calendar year in which the individual attains age 60. No additional amount shall be credited to an account established in the name of an individual described in this subsection unless such individual becomes a Highly Compensated Employee. If the individual becomes a Highly Compensated Employee, amounts credited to an account established in the name of the individual while a Highly Compensated Employee shall be distributed in accordance with Section 6, and other amounts shall be distributed in the manner described above in this subsection.

         8. MISCELLANEOUS. 8.1. AMENDMENT OR TERMINATION. The Committee may at any time amend or terminate the Supplemental Plan without the consent of any participant or beneficiary.

         8.2. ADMINISTRATION OF THE SUPPLEMENTAL PLAN. The Supplemental Plan shall be administered by the Committee. The Committee shall have the discretionary authority to




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interpret the Supplemental Plan and to make all determinations regarding eligibility for coverage and the benefits to be paid. Any denial by the Committee of a claim for benefits under the Supplemental Plan shall be stated in writing by the Committee and delivered or mailed to the appropriate individual. Such notice shall set forth the specific reasons for the denial. The Committee shall afford to any participant or beneficiary whose claim for benefits has been denied a reasonable opportunity for a review of the denial of the claim.

         8.3. GOVERNING TEXT. The Supplemental Plan, including any amendments, shall constitute the entire agreement between Stanley and any employee, participant or beneficiary regarding the subject matter of the Supplemental Plan. The Supplemental Plan, including any amendments, shall be binding on Stanley, employees, participants, beneficiaries, and their respective heirs, administrators, trustees, successors and assigns.

         8.4. ENFORCEABILITY OF PLAN PROVISIONS. If any provision of the Supplemental Plan shall, to any extent, be invalid or unenforceable, the remainder of the Supplemental Plan shall not be affected, and each other provision of the Supplemental Plan shall be valid and enforced to the fullest extent permitted by law.

         8.5. RIGHTS OF PARTICIPANT. Any person entitled to receive benefits under the Supplemental Plan shall have the rights of an unsecured general creditor of Stanley.

         8.6. CLAIMS OF CREDITORS. The right of any participant or beneficiary to a benefit under the Supplemental Plan shall not be subject to attachment or other legal process for the debts of such participant or beneficiary. Except as provided in Section 6.4, a benefit of a participant or beneficiary shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

         8.7. SPECIAL DISTRIBUTIONS. Whenever, in the opinion of the Committee, a person entitled to receive a benefit under the Plan is unable to manage his or her financial affairs, the Committee may direct that payment be made to a legal representative or relative of such person for his or her benefit. Alternatively, the Committee may direct that any payment be applied for the benefit of such person in such manner as the Committee considers advisable. Any payment made in accordance with this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Supplemental Plan.

         8.8. TERMS OF EMPLOYMENT. Participation in the Supplemental Plan shall not give an individual any right to remain in the service of Stanley, and an individual shall remain subject to discharge to the same extent as if the Supplemental Plan had not been adopted.


         THE STANLEY WORKS


         By
            --------------------------------------
            Title: Vice President, Human Resources


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             Date:

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